As filed with the Securities and Exchange Commission on April 9, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REXNORD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-5197013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue

Milwaukee, WI 53214

(414) 643-3739

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Patricia M. Whaley

Vice President, General Counsel and Secretary

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, WI 53214

(414) 643-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kenneth V. Hallett, Esq. Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 277-5000	David S. Huntington, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	67,941,189	$20.03	$1,360,862,016	$185,621.58

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act. The offering price and registration fee are based upon the average of the high and low sale prices for the common stock of Rexnord Corporation reported by the New York Stock Exchange on April 5, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or country where the offer or sale is not permitted.

Subject to Completion, Dated April 9, 2013

PROSPECTUS

67,941,189 Shares

Rexnord Corporation

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 67,941,189 shares of common stock of Rexnord Corporation by the selling stockholders identified in this prospectus. We are registering the offer and sale of the shares on behalf of the selling stockholders.

The selling stockholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at fixed or privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares.

Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RXN.” On April 5, 2013, the last reported sale price of our common stock on the NYSE was $19.98.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 4, and the “Risk Factors” sections in the documents incorporated herein by reference, for discussions of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, nor is it soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any documents incorporated by reference herein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have proprietary rights to a number of trademarks used in or incorporated by reference into this prospectus that are important to our business, including, without limitation, Falk®, Rexnord®, Rex®, Prager™, Renew®, FlatTop™, Steelflex®, Thomas®, Omega®, Viva®, Wrapflex®, Lifelign®, True Torque®, Addax®, Shafer®, PSI®, Cartriseal®, Autogard®, Zurn®, Wilkins®, Aquaflush®, AquaSense®, AquaVantage®, Zurn One®, Zurn One Systems®, EcoVantage®, HydroVantage™, AquaSpec®, VAG®, GA®, Rodney Hunt® and Fontaine®. Any other trademarks appearing or incorporated by reference in this prospectus are the property of their holders.

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PROSPECTUS SUMMARY

The following summary contains information about Rexnord Corporation and its common stock. It does not contain all of the information that may be important to you in making a decision to purchase shares being offered by the selling stockholders. For a more complete understanding of Rexnord Corporation, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Statements Concerning Forward-Looking Statements” and “Where You Can Find Additional Information.” Unless otherwise noted, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Corporation and its predecessors and consolidated subsidiaries, including RBS Global, Inc. (“RBS Global”) and Rexnord LLC, and “Rexnord Corporation” means Rexnord Corporation and its predecessors but not its subsidiaries. As used in this prospectus, “fiscal year” refers to our fiscal year ending March 31 of the corresponding calendar year (for example, “fiscal year 2013” or “fiscal 2013” means the period from April 1, 2012 to March 31, 2013).

Our Company

Rexnord is a growth-oriented, multi-platform industrial company with what it believes are leading market shares and highly trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification have allowed us to provide highly engineered, mission critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. Our Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is extremely high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, and PEX piping used primarily in non-residential construction end markets and engineered valves and gates for the water and wastewater treatment market.

On July 21, 2006, affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), George M. Sherman and certain members of management acquired RBS Global through the merger of an Apollo affiliate with and into RBS Global, and RBS Global became an indirect, wholly-owned subsidiary of Rexnord Corporation (the “Merger”). Rexnord Corporation was incorporated in Delaware in 2006.

Our Principal Stockholders

Our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an affiliate of Apollo Management, L.P., which we collectively refer to herein as the “Apollo Funds” (unless the context otherwise indicates) and which beneficially own 62,554,045 shares or approximately 64% of our common stock. Apollo Management, L.P. is an affiliate of Apollo Global Management, LLC, a leading global alternative asset investment manager with offices in New York, Los Angeles, London, Houston, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2012, Apollo had assets under management of approximately $113 billion in its private equity, capital markets and real estate businesses.

Additional Information

For a description of our business, financial condition, results of operations and other important information regarding Rexnord, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”

Our principal executive offices are located at 4701 West Greenfield Avenue, Milwaukee, WI 53214, and our telephone number is (414) 643-3739. The address of our internet site is www.rexnord.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

Recent Developments

As previously announced, our board of directors has initiated a review of strategic alternatives to enhance shareholder value. We have engaged Goldman, Sachs and Co. and Deutsche Bank Securities Inc. to serve as its financial advisers in that process. The alternatives considered could include the possible sale of the Company, the possible sale of one or both of its business platforms or the maintenance of the current structure and execution of the existing business strategy. There can be no assurance that we will enter into any transaction in the future, and no decision has been made to enter into a transaction as of the date of this prospectus.

The Offering

The following summary describes certain terms of our common stock and the proposed offering of shares of our common stock by the selling stockholders. The “Description of Capital Stock” section of this prospectus contains more detailed descriptions of the terms and conditions of our common stock.

Shares of common stock offered for resale by the selling stockholders in this offering	67,941,189 shares.

Shares of common stock outstanding as of the date of this prospectus	97,208,015 shares.

Common stock voting rights	Each share of our common stock entitles its holder to one vote.

Dividend policy	We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness. See “Dividend Policy.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders pursuant to this prospectus. See “Use of Proceeds.”

NYSE symbol	“RXN.”

Risk factors	Please see the sections entitled “Risk Factors” included in this prospectus and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2012, or our subsequent filings with the SEC, which are incorporated by reference into this prospectus, for a discussion of some of the factors you should carefully consider before deciding to purchase our common stock.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus or incorporated by reference into this prospectus. In addition to those listed below and elsewhere in this prospectus, you should also consider the risks, uncertainties and assumptions discussed under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended March 31, 2012, and any subsequent filings with the SEC, which are incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related to this Offering

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

There are 97,208,015 shares of our common stock outstanding as of the date of this prospectus, and we are registering 67,941,189 shares for resale by the selling stockholders pursuant to this prospectus. All of the outstanding shares of our common stock are eligible for resale under Rule 144 or Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”), subject to volume limitations and applicable holding period requirements.

We have options for an aggregate of 15,291,708 shares of our common stock either outstanding or authorized for future issuance pursuant to Roll-Over Options issued in connection with the Merger, under our former 2006 Stock Option Plan or under our 2012 Performance Incentive Plan; issuances of these shares are registered on Registration Statements on Form S-8. Accordingly, shares of our common stock registered under such registration statements will be available for sale in the open market upon exercise by the holders of such options, subject to vesting restrictions and Rule 144 limitations applicable to our affiliates.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the selling stockholders, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ business;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock or industry;

•

market and industry perception of our success, or lack thereof, in pursuing our growth strategy or other business strategies, including the results of the recently announced evaluation of strategic alternatives;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental laws and regulation (or interpretation or enforcement thereof);

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival or departure of key personnel;

•	adverse resolution of new or pending litigation against us;

•	changes in our capital structure;

•	sales of common stock by us, the Apollo Funds or their affiliated funds, the other selling stockholder or members of our management team; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Apollo controls us and its interests may conflict with or differ from your interests as a stockholder.

The Apollo Funds beneficially own approximately 64% of our common stock. As long as Apollo controls shares representing at least a majority of the total voting power of our outstanding stock, the Apollo Funds will be able to unilaterally determine the outcome of most stockholder votes, and other stockholders will not be able to affect the outcome of any such votes. In addition, representatives of Apollo comprise four of our nine directors. As a result of its representation on our board of directors and certain provisions of our bylaws, Apollo has the ability to prevent any transaction that requires the approval of our board of directors or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets.

The interests of Apollo could conflict with or differ from your interests as a holder of our common stock. For example, the concentration of ownership currently held by the Apollo Funds could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that you as a stockholder may otherwise view favorably. Apollo is in the business of making or advising on investments in companies and holds, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Our certificate of incorporation provides that we expressly renounce any interest or expectancy in any business opportunity, transaction or other matter in which Apollo or any of its members, directors, employees or other affiliates (the “Apollo Group”) participates or desires or seeks to participate in, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. The renouncement does not apply to any business opportunities that are presented to an Apollo Group member solely in such person’s capacity as a member of our board of directors and with respect to which no other member of the Apollo Group independently receives notice or otherwise identifies such business opportunity prior to us becoming aware of it, or if the business opportunity is initially identified by the Apollo Group solely through the disclosure of information by or on behalf of us.

So long as the Apollo Funds continue to beneficially own a significant amount of our equity, even if such amount is less than 50%, Apollo may continue to be able to strongly influence or effectively control our decisions. For example, our bylaws require the approval of a majority of the directors nominated by the Apollo Funds voting on the matter for certain important matters, including mergers and acquisitions, issuances of equity and the incurrence of debt, so long as the Apollo Funds beneficially own at least 33 1/3% of our outstanding common stock. See “Description of Capital Stock” elsewhere in this prospectus.

We currently have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We currently have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. The terms governing our outstanding debt also include limitations on the ability of our subsidiaries to pay dividends to us. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

The Apollo Funds currently control a majority of our voting common stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that we have a majority of independent directors on our board of directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

As a result, we do not have a majority of independent directors nor do our nominating and corporate governance and compensation committees consist entirely of independent directors and we are not required to have an annual performance evaluation of the nominating and corporate governance and compensation committees. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

Provisions of our certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions include:

•	having a classified board of directors;

•	establishing limitations on the removal of directors;

•	prohibiting cumulative voting in the election of directors;

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empowering only the board to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise, and requiring that, as long as the Apollo Funds continue to beneficially own at least 33 1/3% of our common stock, any vacancy resulting from the death, removal or resignation of an Apollo designee be filled by a majority of the remaining directors nominated by the Apollo Funds;

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as long as the Apollo Funds continue to beneficially own more than 50.1% of our common stock, granting the Apollo Funds the right to increase the size of our board of directors and to fill the resulting vacancies at any time;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	prohibiting stockholders from acting by written consent or calling a special meeting if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds;

•

requiring the approval of a majority of the directors nominated by the Apollo Funds voting on the matter to approve certain business combinations and certain other significant matters so long as the Apollo Funds beneficially own at least 33 1/3% of our common stock; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our issuance of shares of preferred stock could delay or prevent a change in control of us. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.

Our bylaws also require the approval of a majority of directors nominated by the Apollo Funds voting on the matter for certain important matters, including mergers and acquisitions, issuances of equity and the incurrence of debt, as long as the Apollo Funds beneficially own at least 33 1/3% of our outstanding common stock. In addition, as long as the Apollo Funds beneficially own a majority of our outstanding common stock, the Apollo Funds will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and certain corporate transactions. Together, these charter, bylaw and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. See “Description of Capital Stock—Certain Anti-Takeover, Limited Liability and Indemnification Provisions” for more information. Furthermore, the existence of the foregoing provisions, as well as the significant common stock currently beneficially owned by the Apollo Funds and its rights to nominate a specified number of directors in certain circumstances, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” herein and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2012, or in our subsequent filings with the SEC, and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	the impact of our substantial indebtedness;

•	the effect of local, national and international economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular;

•	access to available and reasonable financing on a timely basis;

•	our competitive environment;

•	dependence on independent distributors;

•	general economic and business conditions, market factors and our dependence on customers in cyclical industries;

•	the seasonality of our sales;

•	impact of weather on the demand for our products;

•	availability of financing for our customers;

•	changes in technology and manufacturing techniques;

•	loss of key personnel;

•	increases in cost of our raw materials and our possible inability to increase product prices to offset such increases;

•	the loss of any significant customer;

•	inability to make necessary capital expenditures;

•	risks associated with international operations, which have increased in size due to our recent acquisitions;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental, health and safety laws and regulations;

•	the costs of asbestos claims;

•	the costs of Zurn’s class action litigation;

•	a declining construction market;

•	solvency of insurance carriers;

•	changes in governmental laws and regulations, or the interpretation or enforcement thereof, including for environmental matters;

•	viability of key suppliers;

•	reliance on intellectual property;

•	potential product liability claims;

•	work stoppages by unionized employees;

•	integration of recent and future acquisitions into our business;

•	the effects, if any, of the recently announced review of strategic alternatives;

•	changes in pension funding requirements; and

•	control by our principal stockholders.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you or that could cause our actual results to differ materially from the results referred to in any forward-looking statement. All forward-looking statements in this prospectus attributable to us apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. All forward-looking statements included in documents incorporated by reference into this prospectus apply only as of the date of such documents. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The net proceeds from the sale of the shares offered pursuant to this prospectus will be received by the selling stockholders.

DIVIDEND POLICY

We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. In addition, our senior secured credit facilities and the indenture governing our senior notes limit our ability to pay dividends or other distributions on our common stock. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

Certain selling stockholders may be deemed an underwriter as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that the selling stockholders may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. Each selling stockholder represented to us that it was a qualified institutional buyer or an accredited investor and was acquiring shares of our common stock for investment and had no present intention of distributing the shares. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the shares of our common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares following the offering. We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Stockholder	Number of Shares Owned Prior to the Offering(1)	Number of Shares That May Be Sold in the Offering	Number of Shares Owned Following the Offering(2)
Apollo Funds(3)	62,554,045	62,554,045	—
George M. Sherman(4)	5,387,144	5,387,144	—

(1)	Based on information provided to us by the selling stockholders.
(2)	Assuming that all shares that may be sold in the offering are sold.
(3)

Represents 32,587,093 shares of our common stock owned by Rexnord Acquisition Holdings I, LLC (“Rexnord I”) and 29,966,952 shares of our common stock owned by Rexnord Acquisition Holdings II, LLC (“Rexnord II” and, together with Rexnord I, the “Apollo Holders”). Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Rexnord I. Apollo Management VI, L.P. (“Management VI”) is the manager of Rexnord I and Rexnord II, and of AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, and Apollo Management is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Holdings GP and Principal I GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Holders. The address of each of Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and of Messrs. Black, Harris and Rowan, is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(4)	Represents 1,355,409 shares of our common stock owned by Mr. Sherman, 98,097 shares held by Betsy R. Sherman (Mr. Sherman’s spouse), 939,648 shares held by trusts of which Mr. Sherman’s spouse is a trustee (Sherman Family Trust II and Sherman Family Trust III), 454,195 shares held by the Sherman Family Foundation (a charitable trust of which Mr. Sherman and his spouse are trustees), and 2,539,795 shares subject to options that are exercisable by Mr. Sherman.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be designated by the board of directors. As of the date of this prospectus, there were 97,208,015 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our existing common stock is validly issued, fully paid and nonassessable.

The discussion below describes the most important terms of our capital stock, certificate of incorporation, bylaws and certain agreements among us and certain of our stockholders. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to our certificate of incorporation and bylaws and to those agreements, which are exhibits to our Annual Report on Form 10-K for the year ended March 31, 2012, which is incorporated by reference into this prospectus, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock would be able to, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares would not be able to elect any directors.

Dividend Rights. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources, subject to the terms of any outstanding preferred stock. Our senior secured credit facilities and other debt instruments may impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation or dissolution of Rexnord Corporation, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including any then-outstanding preferred stock.

Registration Rights. In connection with the consummation of the Merger, the Company entered into two separate stockholders’ agreements—one with affiliates of the Apollo Funds and certain other of our stockholders, and the other with affiliates of the Apollo Funds, George M. Sherman and two entities controlled by Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC (collectively, the “Stockholders’ Agreements”). Under the terms of the Stockholders’ Agreements, we have agreed, under certain circumstances, to register shares of our common stock owned by affiliates of the Apollo Funds. In connection with any such registration, Mr. Sherman is entitled to exercise piggyback registration rights.

Other Matters. The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors, without further stockholder approval, may issue, from time to time, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designations of such series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

We are governed by the DGCL. Our certificate of incorporation, bylaws and the Nominating Agreement, dated April 3, 2012, between us and Apollo Management VI, L.P., contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our current management.

“Blank Check” Preferred Stock. Our certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Classified Board. Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

Removal of Directors; Vacancies. Our certificate of incorporation and bylaws provide that a director may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors. Until the Apollo Funds no longer beneficially own at least 50.1% of our outstanding common stock, certain vacancies caused by an increase in the size of the board of directors requested by the Apollo Funds must be filled by the directors nominated by the Apollo Funds then in office. In addition, until the Apollo Funds no longer own at least 33 1/3% of our outstanding common stock, the removal of a director nominated by the Apollo Funds must be filled by the directors nominated by the Apollo Funds then in office.

No Cumulative Voting. Our certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our bylaws do not permit stockholder action without a meeting by consent if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds. The bylaws also provide that if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds, special meetings of our stockholders may be called only by our board of directors or the chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. These provisions generally do not apply to nominations of directors by the Apollo Funds.

Board of Directors. If the Apollo Funds or their affiliates beneficially own at least 50.1% of our common stock, the Apollo Funds will have the right to require the board of directors to be expanded and the directors nominated by the Apollo Funds then in office will have the right to nominate directors to fill these vacant seats.

Apollo Approval Rights. Until such time as the Apollo Funds no longer beneficially own at least 33 1/3% of the total number of shares of our common stock outstanding at any time, the approval of a majority of a quorum of the members of our board of directors, which must include the approval of the majority of the directors nominated by the Apollo Funds voting on the matter, will be required for a consolidation or merger with or into any other entity, or a transfer (by lease, assignment, sale or otherwise) of all or substantially all of our assets to another entity and other business combinations and to approve certain other matters.

Delaware Takeover Statute. Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Limitation of Officer and Director Liability and Indemnification Arrangements. Our certificate of incorporation limits the liability of our officers and directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This certificate of incorporation provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate and bylaws also generally provide that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

We currently maintain liability insurance for our directors and officers. In addition, certain of our directors are also insured under Apollo’s professional liability insurance policies and may be indemnified under Apollo’s bylaws or other constitutive documents.

Our certificate of incorporation and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change in control of Rexnord Corporation.

As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

•

we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or our legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•

we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

We have entered into indemnification agreements with our directors and certain officers. The indemnification agreements provide generally that we must promptly advance directors and certain officers all reasonable costs of defending against certain litigation upon request, and must indemnify such director or officer against liabilities incurred in connection with such litigation to the extent that such director or officer is successful on the merits of the proceeding, or, if unsuccessful, to the extent that such director or officer acted in good faith. However, no indemnification will be made under the indemnification agreement if the director or officer is found to not have acted in good faith. The advance is subject to repayment under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporate Opportunity

Our certificate of incorporation provides that we expressly renounce any interest or expectancy in any business opportunity, transaction or other matter in which the Apollo Group participates or desires or seeks to participate in, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. The renouncement does not apply to any business opportunities that are presented to an Apollo Group member solely in such person’s capacity as a member of our board of directors and with respect to which no other member of the Apollo Group independently receives notice or otherwise identifies such business opportunity prior to us becoming aware of it, or if the business opportunity is initially identified by the Apollo Group solely through the disclosure of information by or on behalf of us.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ours to us or to our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, or any action asserting a claim governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in our capital stock will be deemed to have notice of and consent to this forum selection provision.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “RXN.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

This discussion does not address U.S. federal estate tax or the Medicare contribution tax on certain net investment income. A non-U.S. holder should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

It is assumed for purposes of this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of our common stock. Holders of our common stock should consult with their own tax advisors regarding the tax consequences to them (including the application and effect of other U.S. federal tax laws and any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our common stock.

Dividends

Although we do not anticipate that we will pay any dividends on our common stock, if dividends are paid to non-U.S. holders, such dividends, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate provided by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN certifying the non-U.S. holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “—FATCA” below for further details.

Because it will generally not be known, at the time a non-U.S. holder receives any distribution, whether the distribution will be paid out of our current or accumulated earnings and profits, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that you receive on our common stock. If it is later determined that a distribution was not a dividend in whole or in part, you may be entitled to claim a refund of the U.S. federal income tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS.

If the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, withholding should not apply, so long as the appropriate certifications are made by such non-U.S. holder. See “—Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the conduct, by such non-U.S. holder, of a trade or business in the United States, in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income”;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

•

we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in our common stock; provided, that so long as our common stock is regularly traded on an established securities market, generally a non-U.S. holder would be subject to taxation with respect to a taxable disposition of our common stock, only if at any time during that five-year or shorter period it owned more than 5% directly or by attribution, of that class of common stock.

We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation. Because the determination of whether we are a United States real property holding corporation depends on the fair market value of our interests in real property located within the United States relative to the fair market value of our interests in real property located outside the United States and our other business assets, however, there can be no assurance that we will not become a United States real property holding corporation in the future. If we were treated as a U.S. real property holding corporation during the relevant period described in the third bullet point above, any taxable gains recognized by a non-U.S. holder on the sale or other taxable disposition of our common stock would be subject to tax as if the gain were effectively connected with the conduct of the non-U.S. holder’s trade or business in the United States except the branch profits tax would not apply. See “—Effectively Connected Income.” In addition, if our common stock ceases to be traded on an established securities market the transferee of our common stock would generally be required to withhold tax, under U.S. federal income tax laws, in an amount equal to 10% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of our common stock. The rules regarding U.S. real property interests are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

If a dividend received on our common stock, or gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

Generally, we must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Final Treasury regulations defer this withholding obligation until January 1, 2014 for payments of dividends on U.S. common stock and until January 1, 2017 for gross proceeds from dispositions of U.S. common stock.

FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions.

Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholders to sell shares directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, varying or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	to or through underwriters or broker-dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with these sales, the selling stockholders may enter into hedging transactions with underwriters, broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to underwriters, broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•

enter into option or other transactions with underwriters, broker-dealers or other financial institutions that require the delivery to the underwriter, broker-dealer or other financial institution of shares of the common stock, which the underwriter, broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a underwriter or broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

With respect to a particular offering of the shares of common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific shares of common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholder.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Any shares covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of Rexnord Corporation appearing in Rexnord Corporation’s Annual Report (Form 10-K) for the year ended March 31, 2012, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC (File No. 1-35475). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (414) 643-3739 or by mail at Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. Certain information about our company may also be obtained from our website at www.rexnord.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the SEC:

•

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including portions of our Proxy Statement for the fiscal 2013 annual meeting of stockholders to the extent specifically incorporated by reference therein.

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012, September 29, 2012 and December 29, 2012.

•	Our Current Reports on Form 8-K, dated April 3, 2012, April 17, 2012, June 4, 2012, September 20, 2012, October 4, 2012, February 11, 2013 (as to Items 7.01 and 9.01) and February 26, 2013.

•

The description of our common stock set forth in our Registration Statement on Form 8-A dated March 26, 2012, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

Attention: Corporate Secretary

Telephone: (414) 643-3739

You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

67,941,189 Shares

Rexnord Corporation

Common Stock

PROSPECTUS

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following statement sets forth the expenses and costs expected to be incurred by us in connection with the distribution of our common stock being registered in this registration statement. The selling stockholders will not bear any portion of such expenses. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$ 185,622
Printing fees and expenses	75,000
Legal fees and expenses	300,000
Accounting fees and expenses	80,000

Total	$ 640,622

Item 15.	Indemnification of Directors and Officers.

Rexnord Corporation is incorporated under the laws of Delaware.

Section 145 of the DGCL permits corporations to indemnify directors and officers. The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court). Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding. Our bylaws provide generally for indemnification, to the fullest extent permitted by Delaware law, of a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the company or was serving at the request of the company as a director, officer, employee or agent of certain other related entities. The bylaws provide that the indemnification will cover all costs, charges, expenses, liabilities and losses reasonably incurred by the director or officer. The bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding, except the amount of any settlement, in advance of its final disposition upon receipt by us of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

We have entered into indemnification agreements with our directors and certain officers. The indemnification agreements provide generally that we must promptly advance directors and certain officers all reasonable costs of defending against certain litigation upon request, and must indemnify such director or officer against liabilities incurred in connection with such litigation to the extent that such director or officer is successful on the merits of the proceeding, or, if unsuccessful, to the extent that such director or officer acted in good faith. However, no indemnification will be made under the indemnification agreement if the director or officer is found to not have acted in good faith. The advance is subject to repayment under certain circumstances.

Our directors and officers are also covered by insurance policies indemnifying them (subject to certain limits and exclusions) against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by us.

Item 16.	Exhibits.

A list of exhibits filed with this registration statement is contained in the exhibits index, which is incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the registrant is relying on Rule 430B,

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 15—Indemnification of Directors and Officers,” or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on April 9, 2013.

REXNORD CORPORATION

By:	/s/ Todd A. Adams
Name: Todd A. Adams Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 9, 2013.

Signature	Capacity

/s/ Todd A. Adams Todd A. Adams	President, Chief Executive Officer, Director (Principal Executive Officer)

/s/ Mark W. Peterson Mark W. Peterson	Senior Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ George M. Sherman George M. Sherman	Chairman of the Board, Director

/s/ Mark S. Bartlett Mark S. Bartlett	Director

/s/ Laurence M. Berg Laurence M. Berg	Director

/s/ Thomas D. Christopoul Thomas D. Christopoul	Director

/s/ Peter P. Copses Peter P. Copses	Director

/s/ Damian J. Giangiacomo Damian J. Giangiacomo	Director

/s/ Steven Martinez Steven Martinez	Director

/s/ John S. Stroup John S. Stroup	Director

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Amended and Restated Certificate of Incorporation as amended through April 3, 2012 (incorporated by reference from Exhibit 3.1 to the Form 8-K of Rexnord Corporation dated April 3, 2012).

3.2	Amended and Restated By-Laws as amended through April 3, 2012 (incorporated by reference from Exhibit 3.2 to the Form 8-K of Rexnord Corporation dated April 3, 2012).

4.1	Nominating Agreement, dated April 3, 2012, by and among the Company and Apollo Management VI, L.P. (incorporated by reference from Exhibit 10.1 to the Form 8-K of Rexnord Corporation dated April 3, 2012).

4.2	Indenture, dated as of April 28, 2010, with respect to the 8-1/2% Senior Notes due 2018, by and among RBS Global, Inc., Rexnord LLC, the guarantors named therein and Wells Fargo Bank, National Association (“Wells Fargo”), as Trustee (incorporated by reference from Exhibit 4.1 to the Form 8-K filed by RBS Global, Inc./Rexnord LLC on April 28, 2010).

4.3	First Supplemental Indenture, dated as of April 9, 2011, with respect to the 8-1/2% Senior Notes due 2018, by and among RBS Global, Inc., Rexnord LLC, American Autogard LLC, the Guarantors listed therein and Wells Fargo (incorporated by reference from Exhibit 4.11 to the Form S-1 Registration Statement (SEC File no. 333-174504) of Rexnord Corporation dated May 26, 2011).

4.4	Second Supplemental Indenture, dated as of April 17, 2012, with respect to the 8-1/2% Senior Notes due 2018, by and among RBS Global, Inc., Rexnord LLC, the Company, the other guarantors named therein and Wells Fargo (incorporated by reference from Exhibit 4.1 to the Form 8-K of Rexnord Corporation dated April 17, 2012).

4.5	Form of Unrestricted Global Note evidencing the 8-1/2% Senior Notes due 2018 (incorporated by reference from Exhibit 4.6(e) to the Form S-4 Registration Statement (SEC File No. 333-167904) filed by RBS Global, Inc./Rexnord LLC on June 30, 2010).

10.1	Stockholders’ Agreement of the Company, Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC, and certain other stockholders, dated July 21, 2006 (no longer in effect, except as to certain registration rights provisions) (incorporated by reference from
Exhibit 10.5 to the Form 8-K/A filed by RBS Global, Inc./Rexnord LLC on July 27, 2006).

10.2	Stockholders’ Agreement of the Company, Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC, Cypress Industrial Holdings, LLC and George M. Sherman, dated July 21, 2006 (no longer in effect, except as to certain registration rights provisions) (incorporated by reference from Exhibit 10.6 to the Form 8-K/A filed by RBS Global, Inc./Rexnord LLC on
July 27, 2006).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP on legality.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).

*	Filed herewith